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                   EMPLOYMENT (CHANGE OF CONTROL) AGREEMENT

      AGREEMENT made as of this 1st day of November, 1997 by and between Diamond Brands Incorporated, a Minnesota corporation ("DBI") and John Young (the "Employee").

     WHEREAS, DBI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of DBI and its shareholders; and

     WHEREAS, the Employee has made and is expected to make, due to Employee's intimate knowledge of the business and affairs of DBI, its policies, methods and personnel, a significant contribution to the profitability, growth and financial strength of DBI; and

     WHEREAS, it is in the best interest of DBI and its shareholders to reinforce and encourage the continued attention and dedication of management personnel, including Employee, to their assigned duties without distraction and to ensure the continued availability to DBI of the Employee in the event of a Change in Control.

     THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1.   Term of Agreement. This Agreement shall commence on the date hereof
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and shall continue in effect until May 1, 1998. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall continue in effect for a period of 36 months from the date of the occurrence of a Change in Control. Notwithstanding anything herein to the contrary, the Employee's employment shall be at all times at the will of DBI, and nothing in this Agreement shall prohibit or limit the right of DBI or Employee, prior to a Change in Control, to terminate the employment of Employee for any reason or for no reason.

     2.   Change in Control. No benefits shall be payable hereunder unless there
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shall have been a Change in Control, as set forth below.

          (a) For purposes of this Agreement, a "Change in Control" of DBI shall mean (i) a corporate reorganization of DBI which results in the shareholders of DBI immediately prior to such reorganization owning less than 50% of the combined voting power of the capital stock of the surviving company immediately following such reorganization, (ii) the sale of 50% or more of the combined voting power of the capital stock of DBI, or (iii) the sale of all or substantially all of the assets of DBI.

          (b) Provided Employee is employed by DBI on the date of the occurrence of a Change in Control (the "Effective Date"), Employee shall be entitled to receive a bonus ("Retention Bonus") equal to .25% of the Aggregate Consideration in excess of $160,000,000 received by DBI or its Shareholders in the Change in Control, provided Employee shall not in any event receive less than $250,000. Aggregate Consideration shall be equal to the aggregate amount of consideration received by DBI or its Shareholders plus


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     any debt assumed, remaining outstanding or retired. DBI or its successor shall pay such Retention Bonus to the Employee, one-half on the Effective Date and, as long as the Employee has maintained continuous employment with DBI or its successor from the Effective Date to the first anniversary of the Effective Date (the "Final Payment Date"), the other one-half on the Final Payment Date. If Employee is employed by DBI on the Effective Date but Employee's employment with DBI or its successor is terminated prior to the Final Payment Date by Employee for Good Reason or by DBI or its successor without Cause, then the unpaid Retention Bonus shall become payable within five business days after the date of such termination. No unpaid Retention Bonus shall be payable hereunder to Employee if Employee's employment is terminated for Cause prior to the Final Payment Date. Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control of DBI occurring after the date hereof, Employee will remain in the employ of DBI for a period of 12 months from the Effective Date.

     3.   Termination Following Change in Control. In addition to the benefits
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provided in Section 2(b) above, if a Change in Control occurs during the term of this Agreement and if Employee's employment is thereafter terminated, Employee shall be entitled to the benefits provided in subsection 4(d) unless such termination is (A) because of Employee's Death or Retirement, (B) by DBI for Cause or Disability, or (C) by Employee other than for Good Reason.

          (a)  Disability, Retirement. If, as a result of incapacity due to
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     physical or mental illness, the Employee is absent from the full-time performance of Employee's duties with DBI for six consecutive months, and within 30 days after written Notice of Termination is given, the Employee does not return to the full-time performance of the Employee's duties, DBI may terminate Employee's employment for "Disability". Any question as to the existence of Employee's Disability upon which Employee and DBI cannot agree shall be determined by a qualified independent physician selected by Employee (or, if the Employee is unable to make such selection, it shall be made by any adult member of the Employee's immediate family), and approved by DBI in writing. The determination of such physician made in writing to DBI and to Employee shall be final and conclusive for all purposes of this Agreement. Termination by Employee of Employee's employment based on "Retirement" shall mean retirement at or after the date the Employee has attained age 65.

          (b)  Cause. Termination by DBI of Employee's employment for "Cause"
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     shall mean: (i) the willful and continued failure of Employee to perform his essential duties; (ii) Employee's material breach of the provisions of Sections 5 or 6; (iii) the willful engaging by Employee in illegal conduct which may adversely affect DBI, or (iv) gross misconduct materially injurious to DBI, which, in the case of clause (i), (ii) and (iv), the Employee has not cured, in the sole opinion of the Board, determined in good faith, within 14 days of receipt of the Notice of Termination.

          (c)  Good Reason. Employee is entitled to terminate his employment
               -----------
     for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, any of the following:

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               (i)   the assignment to Employee of any duties materially
          inconsistent with Employee's status or position with DBI, or a substantial reduction in the nature or status of Employee's responsibilities from those in effect immediately prior to the Change in Control;

               (ii) a reduction by DBI in Employee's annual base salary in effect immediately prior to a Change in Control;

               (iii) the relocation of DBI's principal executive offices to a location more than fifty miles from Minneapolis, Minnesota or DBI requiring Employee to be based anywhere other than DBI's principal executive offices except for required travel on DBI's business to an extent substantially consistent with Employee's prior business travel obligations;

               (iv) the failure by DBI to continue to provide Employee with benefits at least as favorable to those enjoyed by Employee under any of DBI's life insurance, medical, health and accident, disability, or savings plans in which Employee was participating immediately prior to the Effective Date;

               (v) the failure of DBI to obtain an agreement from any successor to assume and agree to perform this Agreement, as required by Section 7; or

               (vi) any purported termination of Employee's employment which is not made pursuant to a Notice of Termination satisfying the requirements of Section 3(d) below, for purposes of this Agreement, no such termination shall be effective.

          (d)  Notice of Termination. Any purported termination of Employee's
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     employment by DBI or by Employee shall be communicated by written Notice of
     Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of Employee's employment.

     4.   Compensation Upon Termination or During Disability. Following a Change
          --------------------------------------------------
in Control of DBI, as defined in subsection 2(a), upon termination of Employee's employment or during a period of Disability, Employee shall be entitled to the following benefits:

          (a) During any period that Employee fails to perform full-time duties with DBI as a result of a Disability, DBI shall pay Employee the base salary of the Employee at the rate in effect at the commencement of any such period, until such time as the Employee is eligible for and begins receiving long term disability benefits in accordance with DBI's insurance programs then in effect.

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          (b)  If Employee's employment shall be terminated by DBI for Cause or by Employee other than for Good Reason or Retirement, DBI shall pay to Employee his full base salary through the date of termination at the rate in effect at the time Notice of Termination is given and DBI shall have no further obligation to Employee under this Agreement.

          (c) If Employee's employment shall be terminated by DBI for Disability or by Employee for Retirement, or by reason of Death, DBI shall immediately commence payment to the Employee (or Employee's designated beneficiaries or estate, if no beneficiary is designated) any and all benefits to which the Employee is entitled under DBI's retirement and insurance programs then in effect.

          (d) If Employee's employment by DBI shall be terminated (A) by DBI other than for Cause or Disability or (B) by Employee for Good Reason, then Employee shall be entitled to the benefits provided below:

               (i) DBI shall pay Employee the Employee's full base salary through the date of and at the rate in effect at the time the Notice of Termination is given;

               (ii) In lieu of any further salary payments for periods subsequent to the date of termination, DBI shall pay a severance payment (the "Severance Payment") equal to (X) one times Employee's regular annual base salary in effect immediately prior to the Change in Control or in effect at the time the Notice of Termination is given, whichever is greater, plus (Y) an amount equal to Employee's annual target bonus in effect immediately prior to the Change in Control or in effect at the time the Notice of Termination is given, whichever is greater. The Severance Payment shall be made within 30 days after the date of termination; and

               (iii) For a period of 12 months after the date of termination, Employee shall be entitled to continue participation in the health insurance benefit plans of DBI substantially similar to those which Employee is receiving or entitled to receive immediately prior to the Notice of Termination. DBI and Employee shall share the cost associated with such coverage as if Employee was still actively employed by DBI.

          (e) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

          (f)  In addition to all other amounts payable to Employee under this
     Section 4, Employee shall be entitled to receive all benefits payable to the Employee under any other plan or agreement relating to retirement benefits or otherwise generally applicable to executive employees.

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     5.   Nondisclosure.  In consideration of this Agreement, including the
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Retention Bonus in Section 2, Employee represents and agrees that, except by prior written permission from DBI, Employee shall never during his employment or at any time thereafter, directly or indirectly use or disclose (except in the execution of his duties as an employee consistent with this Agreement and then only in strict accordance with his obligations of service and loyalty hereunder) any of DBI's Confidential Information, as hereinafter defined. "Confidential Information" shall include, but not be limited to, trade secrets, formulations, recipes, compounds, customer lists, pricing agreements, product specifications, credit information, production or processing know-how, or other information not generally known to the public acquired or learned by Employee during the course, and on account, of his employment with DBI, whether or not developed by Employee. Confidential Information also includes any confidential information relating to any business of any company affiliated with DBI which is disclosed to Employee either purposely or inadvertently in the course of his employment with DBI. Employee agrees that such information shall be considered secret and disclosed to him in confidence. Employee further recognizes that such information in the sole property of DBI and shall be used for the exclusive benefit of DBI. While some of the Confidential Information may be generally public knowledge, its compilation in a form useful to DBI and their competitors makes it unique and valuable. Upon termination of employment, Employee agrees to deliver to DBI all Confidential Information. Without limiting the foregoing, Employee agrees not to disclose to any person, other than DBI's advisors, either the fact that discussions or negotiations are taking place concerning a possible Change in Control or any of the terms, conditions or other facts with respect to any possible Change in Control, including the status thereof. This provision shall survive any Change in Control and any termination of this Agreement.

     6.   Noncompetition.
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          (a)  In consideration of this Agreement, including the addition of the
Retention Bonus described in Section 2, Employee represents and agrees that during his employment and for a period of one (1) year from and after the termination of his employment for any reason, Employee will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that directly competes in any material respect with DBI, including specifically, but without limitation, the manufacture, sale, marketing or distribution of clothespins, toothpicks, matches, firestarters, wooden crafts, plastic cutlery, candles or aromatherapy products; (ii) contact or in any way interfere or attempt to interfere with the relationship of DBI with any current or potential customers or any current vendors of DBI; (iii) employ or attempt to employ, on behalf of Employee or any other person or entity, any employee of DBI (other than a former employee thereof after such employee has terminated employment with DBI).

          (b) Employee acknowledges that DBI markets products throughout the United States and Canada (the "Territory") and that DBI would be harmed if Employee conducted any of the activities described in this Section 6 anywhere in the Territory. Therefore, Employee agrees that the covenants contained in this
Section 6 shall apply to all portions of, and throughout, the Territory.

          (c) Employee acknowledges that the duration and scope of the covenants contained in this Section 6, as well as the Territory to which such covenants apply are reasonable

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under the circumstances. Employee further acknowledges that he understands that his willingness to enter into the covenants contained in Section 5 and 6 were inducements for DBI to enter into this Agreement, and that the consideration he is receiving hereunder is fair and reasonable.

          (d) Employee acknowledges that if he fails to fulfill his obligations under Sections 5 and 6, the damages to DBI would be very difficult to determine. Therefore, in addition to any other rights or remedies available to DBI at law, in equity, or by statute, Employee hereby consents to the specific enforcement of the provisions of Sections 5 and 6 by DBI through an injunction or restraining order issued by the appropriate court.

          (e) If for any reason any court of competent jurisdiction determines any provision of Sections 5 and 6 to be unenforceable as written, the parties expressly grant the court the authority to modify those provisions and to enforce those provisions to the maximum extent possible. In furtherance and not in limitation of the foregoing, should the duration or geographic extent of, or business activities covered by, any provision of Sections 5 and 6 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 6 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

          (f) Employee may make a written request for a modification of his obligations under this Section 6 if, in his opinion, his intended activities will not adversely affect DBI's legitimate interests. DBI will consider such written request, determine in its sole discretion whether the request is adverse to its legitimate business interests, and notify Employee in writing of any approved modification to Employee's obligations under this Section 6 or its rejection of Employee's request.

     7.   Successors; Binding Agreement.
          -----------------------------

          (a) DBI will require any successor (whether direct or indirect, by purchase, merger (other than a merger in which DBI is the surviving company), consolidation or otherwise) to all or substantially all of the business and/or assets of DBI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that DBI would be required to perform it if no such succession had taken place. Failure of DBI to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from DBI in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, successors, heirs, and designated beneficiaries. If Employee should die while any amount would still be payable to Employee hereunder if the Employee

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     had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's designated beneficiaries, or, if there is no such designated beneficiary, to the Employee's estate.

     8.   Notice.  For the purpose of this Agreement, notices and all other
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communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Employee or in the case of DBI, to its principal office to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     9.   Miscellaneous.  No provisions of this Agreement may be modified,
          -------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party thereto at anytime of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

     10.  Validity.  The invalidity or unenforceability of any provision of this
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Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11.  Arbitration and Award of Attorneys' Fees.
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          (a)  Any dispute arising between the parties relating to this
     Agreement shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Rules of the American Arbitration Association, except as hereinafter expressly modified. If the disputing and responding parties are unable to agree upon a resolution within forty-five business days after the responding party's receipt of written notice from the disputing party setting forth the nature of the dispute, within the following ten business days the disputing and responding parties shall select a mutually acceptable single arbitrator to resolve the dispute or, if the parties fail or are unable to do so, each shall within the following ten business days select a single arbitrator, and the two so selected shall select a third arbitrator within the following ten business days. Such single arbitrator or, as the case may be, panel of three arbitrators acting by majority decision, shall resolve the dispute within sixty days after the date such arbitrator, or the last of them so selected, is selected, or as soon thereafter as practicable. If either party

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     refuses or fails to select an arbitrator within the time therefore, the other party may do so on such refusing or failing party's behalf. The arbitrators shall have no power to award any punitive or exemplary damages but may construe or interpret but shall not ignore or vary the terms of this Agreement and shall be bound by controlling law. The parties acknowledge the Employee's failure to comply with any confidentiality, non-solicit, and non-compete provisions of any agreement to which the Employee is bound will cause immediate and irreparable injury to DBI and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

          (b) In the event DBI fails to pay Employee any amounts owing to Employee under this Agreement or to provide Employee any benefits to which Employee is ultimately determined, by settlement, mediation, arbitration, or by any court or other decision making body with jurisdiction, to be entitled to under this Agreement, DBI shall pay the legal expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses), incurred by Employee to enforce his rights under this Agreement and collect or obtain such amounts or benefits.



                                        DIAMOND BRANDS INCORPORATED


                                        By /s/ Edward A. Michael
                                           -----------------------------


                                        EMPLOYEE



                                        --------------------------------
                                        John Young

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